STONEX GROUP INC.

2021 EXECUTIVE PERFORMANCE PLAN

Section 1.    Purpose of Plan

The purpose of the Plan is to promote the success of the Company by providing participating executives with incentive compensation.

Section 2.    Definitions and Terms

2.1    Accounting Terms. Except as otherwise expressly provided or required by the context, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business (“GAAP”).

2.2    Specific Terms.     The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Adjusted EBITDA” for any period means EBITDA for such period, adjusted to reflect the value of the Company's commodities inventory on a marked to market basis and changes in estimated values of forward commitments to purchase and sell commodities.

“Adjusted EBITDA Per Share” for any period means Adjusted EBITDA for such period, divided by the weighted average number of shares of common stock outstanding during the period, as determined in accordance with GAAP for the calculation of basic earnings per share.

“Adjusted EBITDA Growth” means the percentage change in Adjusted EBITDA Per Share for any Year compared to the Adjusted EBITDA Per Share for the prior Year.

“Adjusted Net Income” for any period means the Net Income for such period, adjusted to reflect the value of the Company's commodities inventory on a marked to market basis, changes in estimated values of forward commitments to purchase and sell commodities and an appropriate notional tax adjustment.

“Adjusted Operating Revenues” for any period means the Company's consolidated operating revenues for such period, adjusted to reflect the value of the Company's commodities inventory on a marked to market basis and changes in estimated values of forward commitments to purchase and sell commodities.

“Adjusted Return on Equity” for any Year means the Adjusted Net Income for such Year, divided by the average of the Adjusted Shareholders Equity of the Company at the beginning and end of the Year; subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 4.6.

“Adjusted Shareholders Equity” as of any date means the Company's consolidated common shareholders equity as of such date, adjusted to reflect the cumulative value of adjustments made in the calculation of Adjusted Net Income as defined above.

“Award” means an award under this Plan of a conditional opportunity to receive a Bonus if the applicable Performance Target(s) is (are) satisfied in the applicable Performance Period, or an award of Restricted Stock, the vesting of which will occur if the applicable Performance Target(s) is (are) satisfied in the applicable Performance Period.

“Base Salary” in respect of any Performance Period means the aggregate base annualized salary of a Participant from the Company and all affiliates of the Company at the time the Participant is selected to participate for that Performance Period, exclusive of any variable compensation, commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

“Bonus” means a cash payment or a cash payment opportunity under the Plan, as the context requires.

“Business Criteria” means any one of, or a combination of, any of the following: Increase in Share Price, Adjusted Return on Equity, Control of Fixed Costs, Control of Variable Costs and Adjusted EBITDA Growth.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Company's Board of Directors or such other Committee as from time to time the Board of Directors may designate to administer the Plan in accordance with Section 3.1 hereof.

“Company” means StoneX Group Inc., a Delaware corporation.

“Control of Fixed Costs” means, in respect of any Performance Period, the percentage derived by dividing the actual fixed costs incurred by the Company, calculated on a consolidated basis, during such Performance Period, by the Performance Target for fixed costs for such Performance Period (which Performance Target will be expressed as a fixed amount).

“Control of Variable Costs” means, in respect of any Performance Period, the percentage derived by dividing the variable costs of the Company, calculated on a consolidated basis and expressed as a percentage of Adjusted Operating Revenues, during such Performance Period, by the Performance Target for the variable costs for such Performance Period (which Performance Target will be expressed as a percentage of Adjusted Operating Revenues).

“EBITDA” for any period means the Net Income of the Company for such period, before (i) interest income; (ii) interest expense; (iii) income taxes; and (iv) depreciation and amortization, but after reduction in respect of pre-tax minority shareholder interests in any subsidiary of the Company.

“Executive” means, as determined by the Committee in its discretion, a key employee (including any officer) of the Company.

“Increase in Share Price” means, in respect of any Performance Period, the percentage increase, if any, in the Share Price during such Performance Period after taking into account any stock split or consolidation.

“Net Income” for any period means the consolidated net income of the Company for such period, as reported in the consolidated financial statements of the Company; subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 4.6.

“Omnibus Plan” means the Company’s 2021 Omnibus Incentive Compensation Plan.

“Options” means options to acquire the Company’s common stock issued pursuant to the Omnibus Plan.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the Year or Years (or portions thereof) with respect to which the Performance Targets are set by the Committee.

“Performance Target(s)” means the specific objective goal or goals that are timely set in writing by the Committee pursuant to Section 4.2 for each Participant for the applicable Performance Period in respect of the Business Criteria.

“Plan” means this 2021 Executive Performance Plan, as amended from time to time.

“Principal Market” means The NASDAQ Global Market.

“Restricted Stock” means an Award of Restricted Stock (as defined under the Omnibus Plan) pursuant to the Omnibus Plan.

“Share Price” shall mean, as of any calculation date, the Weighted Average Price for such calculation date.

“Shares” means shares of common stock of the Company or any securities or property, including rights into which the same may be converted by operation of law or otherwise.

“Substitute Options” has the meaning provided in Section 4.11.

“Trading Day” means any day on which the Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Shares, then on the principal securities exchange or securities market on which the Shares are then traded; provided that "Trading Day" shall not include any day that the Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Weighted Average Price” means, for the Shares as of any calculation date, the dollar volume-weighted average price for the Shares on the Principal Market for the forty (40) Trading Days starting with the twentieth (20th) Trading Day prior to the calculation date, based on the volume-weighted average price for the Shares for each such Trading Day, beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:01:00 p.m., New York time (or one minute after such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of the Shares in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:01:00 p.m., New York time (or one minute after such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Shares by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Shares as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for the Shares on a particular date on any of the foregoing bases, the Weighted Average Price of such Shares on such date shall be the fair market value as determined by the Committee. All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Year” means a fiscal year of the Company commencing on or after October 1, 2020 that constitutes all or part of the applicable Performance Period and ends no later than September 30, 2025.

Section 3.    Administration of the Plan

3.1    The Committee. The Plan shall be administered by the Committee.

3.2    Powers of the Committee. The Committee shall have the sole authority to establish and administer the Business Criteria and Performance Target(s) and the responsibility of determining from among the Executives those persons who will participate in and receive Awards under the Plan and, subject to the terms of the Plan, the amount or Shares under such Awards, and the time or times at which and the form and manner in which Awards will be paid (which may include elective or mandatory deferral alternatives) and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Awards under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. The

Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be final, conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder.

3.3    Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

3.4    Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment. Without limiting the Committee's authority under other provisions of the Plan, but subject to any express limitations of the Plan, the Committee shall have the authority to accelerate an Award (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for an Award (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of an Award after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody's Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs. Any deferred payment shall be subject to Section 4.9 and, if applicable, Section 4.10. In addition, and notwithstanding anything elsewhere in the Plan to the contrary, the Committee shall have the authority to provide under the terms of an Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a change in control of the Company, or upon termination of the Participant's employment without cause or as a constructive termination, as and in the manner provided by the Committee.

Section 4.    Bonus Awards

4.1    Provision for Bonus. Pursuant to the Plan, the Bonus for which each Participant is eligible will be based on the Business Criteria established pursuant to the Plan. Each Year, for each Participant, the Committee will establish a specific Performance Target with respect to the Business Criteria, along with a targeted amount of Bonus payable if such Performance Target is achieved. If a Performance Target is exceeded with respect to the Business Criteria, the Bonus payable may go up, whereas if a Performance Target is not attained, the Bonus payable may go down, all in accordance with the Committee's determinations pursuant to the Plan. For each Year, the applicable Performance Targets and Performance Periods, as well as target Bonuses for each of the Participants, will be determined by the Committee based upon the same Business Criteria and consistent with the terms of the Plan. Notwithstanding the fact that the Performance Target(s) have been attained in any Year, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

4.2    Selection of Performance Target(s). The specific Performance Target(s) with respect to the Business Criteria shall be established by the Committee. The Performance Target(s) with respect to any Performance Period may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or on an a relative basis with respect to any peer companies or index selected by the Committee. At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.7 and 5.1. The objective formula or standard shall preclude the use of discretion to increase the maximum amount of any Bonus earned pursuant to the terms of the Award.

4.3    Maximum Individual Bonus. Notwithstanding any other provision hereof, no Executive shall receive a Bonus under the Plan, or under a combination of the Plan and any other applicable compensation plans of the Company, for any one Year in excess of eight million five hundred thousand dollars ($8,500,000.00). The foregoing limit shall be subject to adjustments consistent with Section 3.4 in the event of acceleration or deferral.

4.4    Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who will participate in the Plan.

4.5    Effect of Mid-Year Commencement of Service; Termination of Employment. To the extent compatible with Section 4.2, if services as an Executive commence or an Executive’s position with the Company changes (e.g., a promotion), in either case after the adoption of the Plan and the Performance Target(s) are established for a Performance Period the Committee may grant a Bonus that is proportionately adjusted based on the period of actual service during the Year or actual service in each of the Executive’s role during the Year, as applicable. The amount of any Bonus paid to an Executive whose services commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period shall not exceed that proportionate amount of the applicable maximum individual bonus under Section 4.3. In the event of the termination of employment of a Participant prior to the payment of a Bonus, the Participant shall not be entitled to any payment in respect of the Bonus, unless otherwise expressly provided by the terms of the Awards or other written contract with the Company.

4.6    Adjustments. The Committee may, in its sole discretion, make appropriate adjustments to the Business Criteria, Performance Targets or other features of an Award. Such adjustments may include, but shall not be limited to:

(a)     To preserve the intended incentives and benefits of an Award based on Adjusted EBITDA Growth or Adjusted Return on Equity, the Committee may apply the objective formula or standard with respect to the applicable Performance Target in a manner that eliminates, in whole or in part, in such manner as is specified by the Committee, the effects of the following:

(i)the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period;
(ii)the gain, loss, income or expense reported by the Company in its public filings with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence, excluding gains or losses on the early extinguishment of debt; and
(iii)the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part.

(b)    The Committee may provide that one or more of the foregoing adjustments will not be made as to a specific Award. In addition, the Committee may determine that other adjustments shall apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the Performance Period:

(i)gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation;
(ii)the impact of impairment of tangible or intangible assets;
(iii)the impact of restructuring activities, including but not limited to reductions in force, that are reported in the Company's public filings covering the Performance Period, and
(iv)the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year.

(c)    Each of the adjustments described in this Section 4.6 may relate to the Company as a whole or any part of the business or operations of the Company or its affiliates, as determined by the Committee. The adjustments are to be determined in accordance with GAAP, unless another objective method of measurement is designated by the Committee.

(d)    The Committee may also make appropriate adjustments to the Business Criteria, Performance Targets or other features of an Award, to reflect the following: (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation or (iii) a reclassification or change in par value.

4.7    Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant's Bonus shall be calculated (in accordance with Sections 4.1 and 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. To this same extent, the Committee may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or Section 4.3 of the Plan or award a Bonus under this Plan if the qualifying ranges of Performance Target(s) have not been satisfied.

4.8    Committee Certification. No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

4.9    Time of Payment; Deferred Amounts. Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee's determinations under this Section 4 and the certification of the Committee's findings under Section 4.8; provided, however, that in no event will any Bonuses be paid later than March 15 of the year following the year in which a Performance Target has been satisfied. Any such payment shall be in cash or cash equivalent or in such other form of equal value on such payment date (including Restricted Stock as contemplated by Section 4.10) as the Committee may approve or require, subject to applicable withholding requirements and, if applicable, Section 4.10. Notwithstanding the foregoing, the Committee, in its sole discretion (but subject to any prior written commitments and to any conditions consistent with Sections 3.4, 4.3 and 4.10 that it deems appropriate), will defer the vesting of any portion or all (at the Committee’s election) of any Bonus as contemplated by Section 4.10.

4.10    Payouts of Bonus through Restricted Stock. Subject to Sections 4.11 and 4.12, a portion of any Bonus payable under the Plan will be paid in the form of Restricted Stock issued to the Participant at a discount of 25% to the market closing price of the Company's common stock on the Trading Day prior to the day on which the Committee approves such Bonus, which Restricted Stock will vest at the rate of one-third per year, with the first one-third to vest at the end of the first year and each subsequent one-third to vest at the end of each subsequent year, all as specified with greater particularity in a Grant Instrument (as defined in the Omnibus Plan) entered into in accordance with the Omnibus Plan. The specific portion of each Bonus payable in Restricted Stock pursuant to this Section 4.10 in respect of any Performance Period will be based on a schedule (the “Restricted Stock Schedule”) established by the Committee in its discretion at or about the time the Committee establishes the Performance Targets applicable during such Performance Period. In its discretion, the Committee may waive the provisions of this Section 4.10 and choose to pay 100% of any Bonus payable under the Plan, regardless of amount, entirely in cash (for example, in the case of a Participant who already holds a substantial number of Shares). Likewise, in its discretion, the Committee may alter the vesting period or reduce the discount applicable to any Restricted Stock award hereunder. In the event sufficient Shares are not available pursuant to the Omnibus Plan to pay any portion of any Bonus in Restricted Stock in accordance with this Section 4.10, then such portion of the Bonus will be payable in cash.

4.11    Election to Receive Options in Lieu of Restricted Stock. At the option of the Committee, in those cases in which any part of a Bonus is to be paid to a Participant in the form of Restricted Stock, a Participant may be granted the right to elect to exchange all or a portion of the shares of such Restricted Stock (or the right to receive the same) for Options pursuant to and in accordance with the Omnibus Plan (the “Substitute Options”); provided that such election is made prior to the beginning of the applicable Year to which the Bonus relates and otherwise complies with Section 409A of the Code. The Substitute Options will have such terms as may be approved by the Committee, subject to the terms of the Omnibus Plan.

4.12    Maximum Awards. Without limiting the terms of the Omnibus Plan, the maximum number of Shares that may be subject to Restricted Stock granted to any one Participant pursuant to

Section 4.10 shall be limited to forty thousand (40,000) Shares per Year, subject to adjustment to reflect changes in corporate capitalization in the same manner as provided in the Omnibus Plan.

Section 5.    General Provisions

5.1    No Right to Awards or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an Award or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Nothing in this Section 5.1, however, is intended to adversely affect any express independent right of any person under a separate employment agreement. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Target(s) have been attained and/or the individual maximum amounts hereunder have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.

5.2    Discretion of Company, Board of Directors and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

5.3    No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

5.4    Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.4 shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant's legal representative or beneficiary or (ii) after the disability of a Participant to the disabled Participant's personal representative.

5.5    Law to Govern. All questions pertaining to the construction, regulation, interpretation, validity and effect of the provisions of the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

5.6    Non-Exclusivity. The Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, including, without limitation, the issuance of Restricted Stock under the Omnibus Plan.

Section 6.    Amendments, Suspension or Termination of Plan

The Board of Directors or the Committee may from time to time amend, suspend or terminate the Plan in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan, in each case without the approval of the stockholders of the Company, any Executive or any other person or entity.